Exhibit 3

WARRANT AGREEMENT

This Warrant Agreement (this “Agreement”) is made and entered into on this 1st day of February, 2010 by and between Trailblazer Partners, Ltd, a Texas limited partnership, whose mailing address is 5920 FM359 South, Fulshear, TX 77441 “(Trailblazer” or “Seller”).Trailblazer”) and Frederick M. Pevow, Jr., an individual residing at 910 Oak Valley Drive, Houston, Texas 77024 (“Mr. Pevow” or “Buyer”). Buyer and Seller are sometimes referred to collectively as the “Parties” and, individually, as a “Party.”

WHEREAS, Trailblazer beneficially owns 660,335 registered shares of the common stock, $0.25 par value per share, of Gateway Energy Corporation (the Common Stock”).

WHEREAS, Trailblazer is willing to sell a Warrant (defined below) to purchase the Common Stock and Mr. Pevow is willing to purchase the Warrant from Trailblazer pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, Buyer and Seller agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below. Other defined terms shall have the meaning given to them in the section of the Agreement where they are first defined:

“Affiliate” shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which banks in Houston, Texas are authorized or obligated by Law to close.

“Encumbrance” shall mean any lien, mortgage, deed of trust, security interest, charge, pledge, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the Common Stock.

“Exercise” shall mean the written notice by Mr. Pevow to Trailblazer to deliver the Common Stock upon redemption of the Warrant on or prior to the Warrant Expiration Date.

“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over either Party or this Agreement.

“Warrant” shall mean the right by Mr. Pevow to purchase, which may be exercised at any time on or prior to the Warrant Exercise Date, and the obligation of Trailblazer to deliver 660,335 shares of the Common Stock in whole.

“Warrant Exercise Date” shall mean 5:00 P.M., Houston, Texas time, on any date during the Warrant Exercise Period on which Buyer exercises the Warrant.

“Warrant Exercise Period” shall mean the forty-five (45) calendar days following the effectiveness of this Agreement.

“Warrant Exercise Price” shall mean 39 cents ($0.39) per share of Common Stock, subject to customary anti-dilution provisions.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

ARTICLE II
CONSIDERATION

Section 3.01 Purchase Price.

(a)  The total consideration for the purchase, sale and assignment of the Warrant by Seller to Buyer is Buyer’s non-refundable payment to Seller in cash of the sum of one cent ($0.01) per share or six thousand six hundred and three and 35/100 dollars ($6,603.35) in total payable by wire transfer upon execution of this Agreement.

(b) The total consideration for the purchase, sale and assignment of the Common Stock pursuant to exercise of the Warrant, by Seller to Buyer is Buyer’s payment to Seller in cash of the sum of thirty-nine cents ($0.39) per share or two hundred and fifty seven thousand and five hundred and thirty and 65/100 dollars ($257,530.65) in total.

(c)  All cash consideration in item (b) above shall be paid by Buyer to Seller on the Warrant Exercise Date or earlier by means of completed wire transfers. Wire transfers shall be deposited into the following account controlled by Trailblazer:

Wire Transfer to:

(d)   Upon receipt of the wire transfer funds Seller shall notify Charles Schwab to transfer the Common Stock to the following account controlled by Mr. Pevow:

Wire Transfer to:

(e)   If a non-Affiliate third party tenders a bona fide offer to purchase all outstanding shares of the Common Stock during the Warrant Exercise Period Buyer agrees to release Seller from any Warrant obligations herein.

(f) If Buyer decides not to exercise the Warrant on or before the expiration of the Warrant Exercise Period then Buyer forfeits his right to purchase any shares from Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Seller. Seller represents and warrant to Buyer as follows:

(a)  Beneficial Ownership. Trailblazer is the beneficial owner of 660,335 shares of Common Stock and maintains sole voting powers and sole dispositive powers over each and all shares of Common Stock and, other than pursuant to this Agreement, such shares of Common Stock are not subject to any option, warrant or other right which would allow any person or entity to exercise beneficial ownership of the shares of Common Stock.

(b) Lawful. Trailblazer hereby acknowledges that it is aware that the United States securities laws prohibit any person who has received from an issuer, such as

Gateway Energy Corporation, material, non-public information from purchasing or selling securities of such issuer or from communicating such information in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In recognition thereof, Trailblazer represents that it is not an insider of Gateway Energy Corporation. Trailblazer shall further use its reasonable best efforts to comply with applicable Law (SEC or otherwise) or contract regarding the fulfillment of this Agreement.

(c)  Enforceability. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of such Seller or marital estate, enforceable in accordance with its terms and conditions except insofar as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(d) Litigation. There are no suits, actions, litigation, arbitration, mediation, judgments or other proceedings pending, or to the Seller’s knowledge, threatened against the Seller that would affect the Seller’s ability to perform its obligations hereunder, which affect, or could reasonably be expected to affect, the Common Stock.

(e)  Brokers’ Fees. The Seller will satisfy any liability or obligation to pay any fees or commissions to any broker or agent with respect to the transactions contemplated by this Agreement.

(f) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the Seller’s knowledge, threatened against the Seller or any Affiliate of the Seller.

(g) Validity. All shares of Common Stock that may be conveyed upon exercise of the Warrant will, upon payment of the Exercise Price, be duly authorized, validly issued, fully paid, non-assessable, registered and free from all taxes, liens, charges and security interests or any other Encumbrance.

(h) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (i) conflict with, or result in a breach or termination of, or constitute a default under, any agreement, commitment or other instrument, or any order, judgment or decree, to which Seller is a party or otherwise bound, (ii) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any individual, corporation, partnership, limited liability company, governmental body or regulatory agency or other entity or (iii) constitute a violation of Law.

Section 3.2 Representations and Warranties of Buyer. Buyer represents and warrant to Seller as follows:

(a)  Financial Capability.  Mr. Pevow represents that he is financially capable of fulfilling his obligations pursuant to this Agreement.

(b) Lawful.  Mr. Pevow hereby acknowledges that he is aware that the United States securities laws prohibit any person who has received from an issuer, such as Gateway Energy Corporation, material, non-public information from purchasing or selling securities of such issuer or from communicating such information in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In recognition thereof, Mr. Pevow represents that he is not an insider of Gateway Energy Corporation. Mr. Pevow shall further use his reasonable best efforts to comply with applicable Law (SEC or otherwise) or contract regarding the fulfillment of this Agreement.

(c)  Enforceability. This Agreement has been duly executed and delivered by the buyer and constitutes the valid and legally binding obligation of such Buyer or marital estate, enforceable in accordance with its terms conditions except insofar as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(d) Litigation. There are no suits, actions, litigation, arbitration, mediation, judgments or other proceedings pending, or to the Buyer’s knowledge, threatened against the Seller that would affect the Buyer’s ability to perform its obligations hereunder, which affect, or could reasonably be expected to affect, the Buyer’s ability to perform its obligations hereunder.

(e)  Brokers’ Fees. The Buyer will satisfy any liability or obligation to pay any fees or commissions to any broker or agent with respect to the transactions contemplated by this Agreement.

(f)  Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the Buyer’s knowledge, threatened against the Seller or any Affiliate of the Buyer.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the sale and assignment of the Warrant and Common Stock from Seller to Buyer and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to such subject matter. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by both the

Parties, which expressly references this Agreement or a provision of this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 4.2 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated are fulfilled to the extent possible.

Section 4.3 Benefits of this Warrant Agreement .  This Agreement shall be for the sole and exclusive benefit of the Parties, and nothing in this Agreement shall be construed to give to any person other than the Parties any legal or equitable right, remedy or claim under this Agreement.

Section 4.4 Assignment.  Neither Party may assign nor delegate any of its rights or duties under this Agreement without the prior written consent of the other Party and any assignment made without such consent shall be void. Any assignment of this Agreement shall not relieve the assigning Party from any Liability or obligation under this Agreement. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

Section 4.5 Governing Law . This Agreement shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to conflict of laws or principles. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or the transactions contemplated by this Agreement shall be exclusively litigated in courts in Houston, Harris County, Texas. Each party waives, to the fullest extent permitted by applicable Law, any right it may have to a jury trial in respect of any action, suit, or proceeding arising out of or relating to this Agreement.

Section 4.6 Counterparts . This Agreement may be executed in any number of counterparts and each counterpart shall for all purposes be deemed to be an original instrument, but all such counterparts shall together constitute but one and the same instrument. Any signature delivered by a Party by facsimile transmission or electronically in .pdf format shall be deemed an original signature.

Section 4.7 Notices. Any notice, communication, request, instruction or other document required or permitted shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), facsimile or telecopy to the addresses of Seller and Buyer set forth below. Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next business day.

Section 4.8 Notices. Confidentiality. For purposes of this Agreement, “Confidential Information” shall mean any material, non-public information (whether written, oral or contained on computer systems) relating to the business or affairs of Gateway Energy Corporation. Confidential Information includes but is not limited to:

(a)   current investments or trading in Gateway Energy Corporation securities by the Parties,

(b)   any future strategic investments in or transactions with Gateway Energy Corporation by the Parties, whether as individuals or in conjunction with any co-investors,

(c)   the fact that Mr. Pevow or co-investors may be considering an investment in or transaction with Gateway Energy Corporation,

(d)   the fact that Mr. Pevow and Mr. Verbout are considering appointment to the Board of Directors of Gateway Energy Corporation,

(e)   the identities of any co-investors or advisors, any financial information or business models regarding Gateway Energy Corporation,

(f)    any strategic plans that the Parties may share concerning Gateway Energy Corporation, or

(g)   this Agreement.

Any Confidential Information may be disclosed by either Party as required by law or order or requested by any Governmental Authority or requested by any regulator having jurisdiction over the Parties or to defend or prosecute a claim brought against or by the Parties. In the event that the Parties are requested or required by law or order to disclose any of the Confidential Information in order to defend or prosecute a claim, each Party shall attempt to provide the other Party with prompt written notice, unless notice is prohibited by subpoena, order or law, of any such request or requirement so that the Party may seek a protective order or other appropriate remedy.

This Section 4.8 Confidentiality of the Agreement shall expire on the date one (1) year from the date of this Agreement but shall survive the Agreement itself.

SELLER:

Trailblazer Partners, Ltd.

5920 FM359 South

Fulshear, TX 77441

Phone: (713) 828-3274

BUYER:

Frederick M. Pevow, Jr.

910 Oak Valley Drive

Houston, Texas 77024

Facsimile No.: (713) 722-0858

Either Party may, by written notice so delivered, change its address for notice purposes.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

Trailblazer Partners, Ltd.

By: Trailblazer Investments LLC, its General Partner

By:	/s/ Jerry L. Verbout
Jerry L. Verbout, sole Member

BUYER:

By:	/s/ Frederick M. Pevow, Jr.
Frederick M. Pevow, Jr.